Exhibit 99.1
For Immediate Release
Warburg Pincus and New JLL Fund to Acquire Significant Interests in Builders FirstSource
February 6, 2006 (Dallas, TX) — Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced that Warburg Pincus LLC, through its affiliate, Warburg Pincus Private Equity IX, L.P., an $8 billion dollar global private equity fund, has agreed to acquire a 26.2 percent beneficial ownership interest in the company from JLL Partners. Additionally, JLL Partners Fund V, L.P., a new JLL fund, will acquire the remaining 26.2 percent beneficial ownership interest in Builders FirstSource currently held by other funds controlled by JLL. The transaction is subject to customary closing conditions (including Hart-Scott-Rodino clearance) and is expected to close during the first quarter of 2006.
“This transaction is very positive for our company and our shareholders,” said Floyd Sherman, Builders FirstSource President and Chief Executive Officer. “Warburg Pincus has an international reputation as one of the top private equity firms, and we are pleased to have them join our roster as a high-quality shareholder. JLL has been an outstanding financial sponsor since our inception in 1998. JLL’s extended investment horizon through their new fund is a strong testament to the hard work of all of our employees, and reaffirms our positive outlook for the future of our business.”
“We are excited to work with JLL and the exceptional management team at Builders FirstSource as a new significant shareholder. We believe that the company’s continued execution of its growth strategy will create substantial long term value,” said David Barr, a Managing Director of Warburg Pincus.
Paul Levy, Founder and Senior Managing Director of JLL Partners and Chairman of the Board of Builders FirstSource said, “We continue to see opportunities in Builders FirstSource, both in terms of organic growth as well as strategic acquisitions. The management team has done an excellent job in transforming the supply chain for homebuilders, growing the business and creating shareholder value. This transaction allows JLL Partners to remain a part of Builders FirstSource’s long term growth and work together with our friends at Warburg Pincus.”
Warburg Pincus Private Equity IX, L.P., a fund managed by Warburg Pincus LLC, reached a definitive agreement to acquire a 50 percent interest in JLL Building Products, LLC, the company’s majority stockholder. JLL Building Products, LLC, currently holds 52.4 percent of the company for two funds managed by JLL Partners. Upon completing the transaction, JLL Partners Fund V, L.P., another JLL affiliated fund, will acquire beneficial ownership of the remaining 26.2 percent of Builders FirstSource common stock owned by JLL Building Products, LLC. JLL Building Products, LLC’s name will be changed at transaction close.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 62 distribution centers and 50 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
About JLL Partners
Established in 1988, JLL Partners is a group of 17 professionals focused on partnering with proven managers to create equity value by creating or improving and growing fundamentally sound companies with strong business franchises. For more information, please visit http://www.jllpartners.com.
About Warburg Pincus, LLC
Warburg Pincus has been a leading private equity investor since 1971. Throughout its 35-year history in private equity, Warburg Pincus has invested at all stages of a company’s life-cycle, from founding start-ups to providing growth capital to leading recapitalizations, leveraged buy-outs and special situations. The firm currently has approximately $12 billion under management and an additional $7 billion available for investments in a range of sectors, including consumer products and industrial, financial services, information and communication technology, media and business services, healthcare, energy and real estate. Warburg Pincus invests globally from offices in New York, Menlo Park, London, Frankfurt, Hong Kong, Tokyo, Seoul, Beijing, Shanghai and Mumbai. The firm has an active portfolio of more than 100 companies. Warburg Pincus has invested approximately $4 billion in more than 35 late-stage, leveraged transactions and special situations, including Jarden, Knoll, Neiman Marcus, Polypore International, Telcordia Technologies, TransDigm and UGS. For more information, visit www.warburgpincus.com.
Cautionary Notice
Statements in this news release which are not purely historical facts or which necessarily depend upon future events, including statements about the anticipated benefits of the proposed transaction to Builders FirstSource, Inc. or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties inherent in the government review of the proposed transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or risks related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent filing on Form S-4/A with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500

Media Contact for JLL Partners:
Steve Lipin
Brunswick Group
(212) 333-3810